                                                                    Exhibit 10.7

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into this 21st day of December, 2001 by and between NORTH COUNTRY FINANCIAL CORPORATION (the "Company"), with it's principal executive offices located at 1011 Noteware Drive, Traverse City, Michigan, and RONALD G. FORD (the "Executive").

                                    RECITALS

     The Executive is employed by the Company and serves as Chief Executive Officer, Chairman and a Director of the Company and of NORTH COUNTRY BANK & TRUST (the "Bank"). The Company desires to continue to employ the Executive pursuant to the terms of a formal Employment Agreement and the Executive desires to continue to be employed by the Company in accordance with the terms and provisions contained herein.

     The Company and the Executive expressly acknowledge that, on or about July 1, 1994 and on or about July 3, 2000, the Company and the Executive entered into binding Employment Agreements. It is further acknowledged by the Company and the Executive that, subsequent to the date of execution of the July 3, 2000 Employment Agreement, certain circumstances changed such that the Company and the Executive desire to restate and amend, in the form of this Amended and Restated Employment Agreement, the terms and conditions of said July 3, 2000 Employment Agreement. The Company and the Executive intend that, subsequent to the execution of this Amended and Restated Employment Agreement, the July 3, 2000 Employment Agreement (and the July 1, 1994 Employment Agreement) shall have no further binding force and effect.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows.

     1.   Employment.

         (a) The Company hereby employs the Executive, and the Executive hereby accepts employment, on the terms and subject to the conditions contained herein.

         (b) During the Employment Term as defined in Section 2, below, the Executive shall serve as the Chairman and Chief Executive Officer (jointly the "CEO") of the Company, faithfully and to the best of the Executive's ability, subject to the direction of the Board of Directors and, in such capacity, shall supervise, manage and administer the operations, business and affairs of the Company and shall perform such duties and exercise such power and authority as may from time to time be delegated to the Executive by the Board of Directors consistent with the Executive's status as CEO. During the Employment Term, the Executive shall also serve as a Director of the Company and the Chairman (for so long as the Executive shall be nominated and elected to fill such positions). The Executive may receive whatever additional compensation for serving in such Director related capacity(ies) that may be established from time to time by the Company's Board of Directors. During the Employment Term, and for no additional consideration, the Executive shall also serve as the CEO of the Bank and as a Director of the Bank and the Chairman (for so long as the Executive shall be nominated and elected to fill such positions). In addition, the Executive shall serve as an officer and/or director of such subsidiaries of the Company as may be designated by their Boards of Directors and/or shareholders. The Executive may

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receive whatever additional compensation for serving in such Director and
Officer related capacity(ies) that may be established from time to time by the Company's Board of Directors.

         (c) During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, efforts and skills to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Term, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     2. Employment Term. The term of the employment of Executive under this Agreement (the "Employment Term") shall commence as of the date hereof and shall continue, unless sooner terminated under Section 7 hereof, until December 31, 2001.

     3.  Salary.

         (a) During the Employment Term, Executive shall be paid a salary at the rate of two hundred fifty thousand and 00/100 dollars ($250,000.00) per annum (the "Annual Base Salary"), payable in equal installments in accordance with the Company's customary payroll practices in effect from time to time.

         (b) Executive's Annual Base Salary shall be reviewed periodically by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") and may be increased at any time and from time to time as the Board of Directors, in its sole discretion, shall deem appropriate taking into account the Compensation Committee's recommendation. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced at any time during the Employment Term. Annual Base Salary is subject to income and employment tax withholding and all amounts in this Agreement are stated prior to any such deductions.

     4.   Bonus and Long-Employment Term Incentives.

         (a) In addition to Annual Base Salary, Executive shall be eligible to receive, for each fiscal year ending during the Employment Term, any annual bonus (the "Annual Bonus") determined in accordance with any Company bonus plan adopted by the Board of Directors as in effect from time to time (the "Bonus Plan").

         (b) Executive shall be eligible to participate in those long-term incentive plans available to senior executives of the Company, including any stock incentive plan(s), in an amount and on such terms as shall be determined by the Compensation Committee. Executive shall also be eligible to participate in the Company's Supplemental Executive Retirement Plan in accordance with its terms.

     5. Benefits. Subject to the application of any applicable anti-discrimination rules, the Executive shall be entitled to participate in all employee benefit plans, programs, practices or


                                  Page 2 of 10

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arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans on terms and conditions at least as favorable as provided to other senior executives of the Company. Notwithstanding the foregoing, (a) the Company with provide the Executive with the use of an automobile of his choice with a retail value up to $50,000 (the "Automobile") and (b) the Executive will be entitled to four (4) weeks of vacation. The Automobile shall be owned by the Company or the Bank and shall be replaced when it is approximately two years old. While the Executive is employed by the Company, the Company shall be responsible for all expenses associated with the automobile, including repairs, gasoline (while the auto is being used for business purposes) and customary insurance coverage.

     6. Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties for the Company in accordance with the Company's reimbursement policies as in effect from time to time. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its employees generally.

     7. Termination of Employment. During the Employment Term, the Executive's employment hereunder may be terminated under any of the following circumstances:

          (a) Death or Disability. The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 7(d) of this Agreement of its intention to terminate the Executive's employment hereunder. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within thirty
     (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a condition rendering the Executive unable, by reason of a medically determinable physical or mental impairment, to perform his duties with the Company or the Bank, which condition, in the opinion of a physician selected by the Company's Board of Directors, is expected to have a duration of more than 90 consecutive days.

          (b) Termination by Company. The Company may terminate the Executive's employment for Cause or without Cause. For purposes of this Agreement, "Cause" means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Company, the Bank or an affiliate, (ii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company, the Bank or an affiliate, (iii) the continuing willful failure of the Executive to perform his duties to the Company, the Bank or an affiliate (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice therefor (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive; or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the Executive's termination of employment. For purposes of this


                                  Page 3 of 10
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     paragraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company, the Bank or an affiliate. The term "affiliate" means a corporation or other business entity that is controlled by, controlling or under common control with the Company.

          (c) Good Reason Termination. The Executive may voluntarily terminate his employment hereunder for Good Reason. "Good Reason" means, without the Executive's written consent, the material breach by the Company or the Bank of any provision of this Agreement, or, if in anticipation of or after the occurrence of a Change in Control, the occurrence of one or more of the following during the Employment Term:

               (i) a material diminution of or interference with the Executive's duties and responsibilities with the Company or the Bank immediately prior to the Change in Control, including, but not limited to a material demotion of the Executive, a material reduction in the number or seniority of other Company personnel reporting, directly or indirectly, to the Executive, or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive; or

               (ii) the assignment to the Executive by the Company or the Bank of duties inconsistent with the Executive's position, duties, responsibilities and status immediately prior to the Change in Control; or

               (iii) a change in the principal workplace of the Executive to a location outside of the direct geographical service area of the Company and the Bank; or

               (iv) any failure by the Company or the Bank to continue in effect any qualified plan, welfare benefit or incentive plan or arrangement in which the Executive is participating immediately prior to the Change in Control or to reduce or eliminate the Executive's participation in, or remuneration or benefits under, any such plans or arrangements; or

               (v) if this Agreement does not become, by operation of law, an obligation of any successor to the Company, any failure by a successor to the Company to expressly assume this Agreement; or

               (vi) a voluntary termination by the Executive for any reason or no reason during the ninety (90) day period commencing on the date six
          (6) months after the Change in Control.

     For purposes of this Agreement, Change in Control has the same meaning as in the Company's 2000 Stock Incentive Plan, as the same may be amended from time to time. Notwithstanding the foregoing, prior to a Change in Control, Executive will not have "Good Reason" to terminate his employment with the Company unless (i) the Executive complies with the requirements of subsection (d) hereof and (ii) within the ten (10) day period after the Board of Directors receives the Notice of Termination, as defined in
     Section 7(d), below, the Company has not reasonably cured the situation which is the basis for the Executive's claim of Good Reason to terminate.


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     The Executive's continued employment or failure to give Notice of
     Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. After the occurrence of a Change in Control, any good faith determination by the Executive that there is Good Reason shall be conclusive and binding on the Company and its successors.

          (d) Notice of Termination. Any purported termination of employment shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) indicates the Termination Date. "Termination Date" shall mean in the case of the Executive's death, his date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to the Executive, provided, further, that in the case of Disability, the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days. In the case of the Executive's Good Reason Termination, the "Termination Date" shall be no earlier than thirty (30) days after written notice by the Executive to the Company, unless the Company agrees to an earlier Termination Date.

     8.   Obligations Upon Termination.

         (a) Termination by the Company for Cause. If the Executive's employment with the Company is terminated by the Company for Cause, the Company will pay and/or provide the Executive with the following: (i) the Executive's Annual Base Salary through the Termination Date, and (ii) all benefits to which the Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date.

         (b) Termination by Reason of Disability or Death. If the Executive's employment with the Company is terminated during the Employment Term by reason of the Executive's disability or death, the Company will pay and/or provide the Executive or the Executive's legal representative, as the case may be, with the following: (i) the Executive's Annual Base Salary as then in effect through the Termination Date (ii) a fraction of any Annual Bonus paid to the Executive for the fiscal year preceding the Termination Date determined by multiplying the prior year's Annual Bonus, if any, by a fraction, the numerator of which shall equal the number of days during such fiscal year preceding the Termination Date, and the denominator of which shall equal three hundred sixty-five (365) and
(iii) all benefits to which the Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date. Payment of the amount set forth in this subparagraph (b) shall be made within thirty (30) days after the Termination Date.

         (c) Good Reason Termination, Termination by the Company Without Cause or Termination after the Employment Term. If (i) the Executive terminates his employment hereunder for Good Reason, (ii) the Company terminates the Executive's employment without Cause, or (iii) the Executive's employment with the Company terminates for any reason after the Employment Term ends, the Company shall make four (4) quarterly payments to the Executive, each in an amount equal to One Hundred Twelve Thousand Five Hundred and 00/100 Dollars


                                  Page 5 of 10
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     ($112,500.00) commencing on a date which is no later than ten (10) business days after compliance with subsection (d) hereof.

         (d) Release of Claims. Notwithstanding the foregoing, the Company will not pay to the Executive, and the Executive will not have any right to receive any payments described in Sections 8(b) and (c), above, unless and until the Executive or his legal representative (in the case of the Executive's death or if the Executive is disabled such that he is unable to consent) executes, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Company, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, members of the Board of Directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of the Executive's employment with the Company, including without limitation claims arising under the Age Discrimination in Employment Act of 1977, as amended, Title VII of the Civil Rights Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, and any other federal, state, or local law or regulation.

         (e) Withholding, Waiver of Vacation Pay and Other Issues. Payments to be made to Executive under this Section 8 will be reduced by any applicable income or employment taxes which are required by be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, none of the payments under this Section 8 shall be included as compensation for purposes of any pension, deferred compensation or welfare benefit plan or program of the Company. Finally, in consideration of all of the payments to be made under this Section 8 to the Executive by the Company pursuant to this Agreement, the Executive hereby waives any claim he may have for accrued and unpaid vacation pay as of the Termination Date.

     9.   Nondisclosure.

         (a) During the Employment Term and after the Executive's termination of employment with the Company, the Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive or disclosure by the Executive without the consent of the Board of Directors of the Company to any person, other than use or disclosure that is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or as may be legally required (provided the provisions of Section 9(c) hereof are complied with), of any confidential information obtained by the Executive while in the employ of the Company, including, but not limited to, confidential information with respect to any of the Company's customers, suppliers, contractors, methods of operation, services, products, mechanisms, databases, processes, programs and access codes (the "Confidential Information"); provided, however, that Confidential Information shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 9(a)).

         (b) The Executive agrees that all memoranda, notes, records, papers, financial models, mechanisms, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by him, and all objects associated


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     therewith (such as samples) in any way obtained by him in connection with the performance of his duties hereunder shall be the exclusive property of the Company. The Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned, not remove them from the Company's facilities, nor use any information concerning them, in each case, except for the Company's benefit, either during his employment or thereafter. The Executive agrees that he will deliver the original and all copies of all of the aforementioned that may be in his possession to the Company on termination of his employment, or at any other time on the request of the Board of Directors of the Company.

         (c) If the Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Executive may furnish that portion (and only that portion) of the Confidential Information that the Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

         (d) Enforcement of Covenants. The Executive recognizes that irreparable and incalculable injury will result to the Company Affiliated Group, its businesses or properties in the event of his breach of any of the restrictions imposed by this Section 9. The Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company or any affiliate thereof will be entitled, in addition to any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by the Executive and by any other person or entity for whom the Executive may be acting or who is acting for the Executive or in concert with the Executive.

     10. Exclusive Remedy. The payments, severance benefits and severance protections provided to the Executive pursuant to this Agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company.

     11. Excise Tax Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1996, as amended (the "Code")), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company shall pay the Gross-Up Payment to the Executive, or to the taxing authorities on behalf of the Executive, at the time when the Excise Tax is required to be paid to the taxing authorities. Calculation of the Gross-Up Payment shall be made by the Company's independent certified public accounting firm engaged by the Company immediately prior to the Change in Control


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     and shall be subject to the Executive's review and consent at least ten
     (10) days prior to the date on which an Excise Tax payment must be made hereunder.

     12. Trial by Jury. THE COMPANY, THE BANK AND THE EXECUTIVE ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. THE COMPANY, THE BANK AND THE EXECUTIVE ACKNOWLEDGE THAT EACH HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF CHOICE, BEFORE SIGNING THIS CONTRACT, AND THE COMPANY, THE BANK AND THE EXECUTIVE EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVES ALL RIGHTS TO TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM.

     13.  Successors.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

     14. Legal Fees and Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, Executive, if the prevailing party, shall be entitled to recover from the Company reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which he may be entitled.

     15.  Miscellaneous.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and the Executive or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:


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         If to the Executive:     Ronald G. Ford
                                  1385 Opal Lake Road
                                  Gaylord, MI  49735

         If to the Company:       North Country Financial Corporation
                                  1011 Noteware Drive
                                  Traverse City, Michigan 49686
                                  Attention: Compensation Committee Chairperson


     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. By way of example and not by wary of limitation, if any payments provided for hereunder are found to be beyond limits permissible to be paid by the Company or the Bank by statute or regulation, it is intended that the payments shall be made to the maximum of any such lesser amount as is permissible to be paid by the Company or the Bank.

         (d) The Executive's or Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

         (e) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof except as noted below in this Section 15(e). It is expressly agreed by and between the Company and the Executive that this Agreement supersedes and replaces any other agreements, understandings and arrangements, oral or written, between the parties hereto regarding any subject matter contained in this Agreement. Specifically included within the scope of this Section 15(e) are those certain Employment Contracts dated July 1, 1994 and July 3, 2000, as amended, between the Company and the Executive, which such Agreements shall be and are hereby rendered null and void.

         Notwithstanding the foregoing provisions of this Section 15(e) to the contrary, this Agreement shall not supercede, replace or render null and/or void that certain Restated and Amended Consulting Agreement dated December __, 2001 between the Company and the Executive, which such Consulting Agreement shall remain in full force and effect. However, in the event that any provisions of this Agreement shall conflict with any provisions of such Consulting Agreement, the provisions of this Agreement shall supercede and control the conflicting provisions contained in such Consulting Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     COMPANY: NORTH COUNTRY BANK AND TRUST:


                                     By: /s/ Sherry Littlejohn
                                         ---------------------------------------
                                         Sherry Littlejohn, its President &
                                         Authorized Signatory



                                     EXECUTIVE: RONALD G. FORD:


                                     /s/ Ronald G. Ford
                                     -------------------------------------------
                                     Ronald G. Ford



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